ISSI Announces First Fiscal Quarter 2013 Results

SAN JOSE, Calif., Jan. 30, 2013 /PRNewswire/ -- Integrated Silicon Solution, Inc. (Nasdaq: ISSI) today reported financial results for the first fiscal quarter ended December 31, 2012.

First Fiscal Quarter and Recent Highlights:

  Reported total revenue of $76.4 million, including $9.0 million in NOR flash revenue;
  Achieved record automotive market revenue, increasing 2 percent sequentially and 45 percent over the prior year quarter;
  Reported GAAP net income of $0.09 per diluted share and non-GAAP net income of $0.18 per diluted share;
  Generated $8.1 million in cash flow from operations; and
  Began production shipments of 65nm 36Mb and 72Mb Quad SRAM devices.

"During the first quarter, revenue reflected continued strength in sales for our automotive products, partially offset by end market demand weakness in our other markets," said Scott Howarth, ISSI's President and CEO. "Additionally, our NOR flash revenue exceeded our expectations for the first full quarter after closing our acquisition of Chingis in late September 2012. The addition of NOR flash further expands our addressable markets and creates significant cross-selling opportunities by providing a complementary memory product for many of our key customers."

"For the March quarter, we expect revenue to be down sequentially primarily due to typical seasonality across our end markets. Looking forward, we expect to continue increasing our share of content in the automotive market and exceed the overall growth of that market. In addition, we are well positioned in the industrial, medical, and military and communications markets to benefit from our broadened product portfolio when conditions improve in such markets. I believe our new product introductions and design win traction will contribute to future market share gains and expanded market opportunities in the coming year."

First Fiscal Quarter 2013 Results:

Revenue in the first fiscal quarter ended December 31, 2012 was $76.4 million. Revenue consisted of $65.8 million of SRAM and DRAM revenue, $9.0 million of NOR flash revenue, and $1.6 million of analog revenue. SRAM and DRAM revenue decreased 4.9 percent from the September 2012 quarter and increased 3.2 percent from the December 2011 quarter.

GAAP gross margin for the first quarter was 32.1 percent, compared to 25.3 percent in the September 2012 quarter, and 33.5 percent in the December 2011 quarter. Non-GAAP gross margin was 32.9 percent in the December 2012 quarter.

GAAP net income in the first quarter of fiscal 2013 was $2.5 million, or $0.09 per diluted share, compared to GAAP net loss of $13.2 million, or $0.48 per basic share, in the September 2012 quarter and GAAP net income of $3.8 million, or $0.13 per diluted share, in the December 2011 quarter.

Non-GAAP net income in the December 2012 quarter was $5.3 million, or $0.18 per diluted share, compared to $6.9 million, or $0.24 per diluted share, in the September 2012 quarter and $6.3 million, or $0.22 per diluted share, in the December 2011 quarter.

Our Non-GAAP results exclude special items in the September 2012 quarter, stock based compensation, purchase price adjustments and amortization of intangibles related to acquisitions, and non-cash tax expense. A reconciliation of our GAAP results to our non-GAAP results is provided in the financial statement tables following the text of this press release.

March Quarter Outlook

The Company expects total revenue for the March quarter to range between $70.0 and $75.0 million, consisting of SRAM and DRAM revenue of between $62.5 million and $66.0 million, NOR flash revenue between $6.0 million and $7.0 million, and analog revenue of between $1.5 million and $2.0 million. Gross margin for the March quarter is expected to range between 32.5 percent and 33.5 percent. Operating expenses are expected to range between $21.0 million and $22.0 million. GAAP net income is expected to be between $0.06 and $0.10 per diluted share and non-GAAP net income, which excludes non-cash tax expense related to the utilization of deferred tax assets, stock-based compensation, and amortization of intangibles related to the acquisition of Chingis, is expected to range between $0.14 and $0.18 per diluted share.

Conference Call Information

A conference call will be held today at 1:30 p.m. Pacific Time to discuss the Company's first fiscal quarter financial results. To access ISSI's conference call via telephone, dial 888-427-9411 by 1:20 p.m. Pacific Time. The participant passcode is 3401690. The call will also be webcast from ISSI's website at http://www.issi.com.

Non-GAAP Financial Information

In addition to disclosing results determined in accordance with GAAP, ISSI discloses its non-GAAP gross margin and net income (loss) for certain periods that exclude stock based compensation, the purchase price adjustments and amortization of intangibles related to acquisitions, the write-off of certain Si En tangible and intangible assets, expenses related to the acquisition of Chingis and the charge to recognize the decline in fair value of SMIC stock. When presenting non-GAAP results, the Company includes a reconciliation of the non-GAAP results to the results under GAAP. Management believes that including the non-GAAP results assists investors in assessing the Company's operational performance and its performance relative to its competitors. The Company has presented these non-GAAP results as a complement to its results provided in accordance with GAAP, and these results should not be regarded as a substitute for GAAP. Management uses non-GAAP measures to plan and forecast future periods, to establish operational goals, to compare with its business plan and individual operating budgets, to assist the public in measuring the Company's performance, to allocate resources and, relative to the Company's historical financial performance, to enable comparability between periods. Management also considers such non-GAAP results to be an important supplemental measure of its performance. The economic substance behind management's decision to use such non-GAAP measures relates to the non-GAAP measures being a useful measure of the potential future performance of the Company's business. In line with common industry practice and to help enable comparability with other technology companies, the Company's non-GAAP presentation excludes the impact of stock based compensation, the amortization of intangibles related to acquisitions, the write-off of certain Si En tangible and intangible assets, expenses related to the acquisition of Chingis and the charge to recognize the decline in fair value of SMIC stock. Other companies may calculate non-GAAP results differently than the Company, limiting its usefulness as a comparative measure. In addition, such non-GAAP measures may exclude financial information that some may consider important in evaluating the Company's performance. Management compensates for the foregoing limitations of non-GAAP measures by presenting certain information on both a GAAP and non-GAAP basis and providing reconciliations of the GAAP and non-GAAP measures.

About the Company

ISSI is a fabless semiconductor company that designs and markets high performance integrated circuits for the following key markets: (i) automotive, (ii) communications, (iii) industrial, medical, and military, and (iv) digital consumer. The Company's primary products are high speed and low power SRAM and low and medium density DRAM. The Company also designs and markets NOR flash products and high performance analog and mixed signal integrated circuits. ISSI is headquartered in Silicon Valley with worldwide offices in Taiwan, Japan, Singapore, China, Europe, Hong Kong, India, and Korea. Visit our web site at http://www.issi.com/.

Forward Looking Statements

This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Statements concerning NOR flash expanding our addressable markets and creating significant cross-selling opportunities, expecting revenue for the March quarter to be down, increasing our share of content in the automotive market and exceeding the overall growth of such market, being well positioned in the IMM and communications markets, our belief that our new products and design win traction will contribute to future market share gains and expanded market opportunities, and our outlook for the March 2013 quarter with respect to revenue, SRAM and DRAM revenue, NOR flash revenue, analog revenue, gross margin, operating expenses and GAAP and Non-GAAP net income per share are forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those anticipated. Such risks and uncertainties include supply and demand conditions in the market place, unexpected reductions in average selling prices for our products, our ability to sell our products for key applications and the pricing and gross margins achieved on such sales, our ability to control or reduce operating expenses, our ability to obtain a sufficient supply of wafers, wafer pricing, our ability to maintain sufficient inventory of products to satisfy customer orders, our ability to realize the expected benefits of our Chingis acquisition including maintaining relationships with key customers, vendors and employees, changes in manufacturing yields, order cancellations, order rescheduling, product warranty claims, competition, the level and value of inventory held by OEM customers or other risks listed from time to time in the Company's filings with the Securities and Exchange Commission, including the Company's Form 10-K for the year ended September 30, 2012. In addition, the financial information in this press release is unaudited and subject to any adjustments that may be made in connection with the year-end audit. The Company assumes no obligation to update or revise the forward-looking statements in this release because of new information, future events, or otherwise.

Integrated Silicon Solution, Inc.
Condensed Consolidated Statements of Income
(Unaudited)
(In thousands, except per share data)

	Three Months Ended		Three Months Ended
	December 31,		September 30,
	2012	2011	2012

Net sales	$ 76,399	$ 66,164	$ 72,500
Cost of sales	51,908	43,966	54,172
Gross profit	24,491	22,198	18,328

Operating expenses:
Research and development	10,023	7,601	10,062
Selling, general and administrative	11,089	9,497	13,867
Impairment of goodwill	-	-	4,261
Total operating expenses	21,112	17,098	28,190

Operating income (loss)	3,379	5,100	(9,862)
Interest and other income (expense), net	268	213	(2,148)

Income (loss) before income taxes	3,647	5,313	(12,010)
Provision for income taxes	1,159	1,544	1,108

Consolidated net income (loss)	2,488	3,769	(13,118)

Net (income) loss attributable to
noncontrolling interests	11	21	(128)

Net income (loss) attributable to ISSI	$ 2,499	$ 3,790	$ (13,246)

Basic net income (loss) per share	$ 0.09	$ 0.14	$ (0.48)
Shares used in basic per share calculation	27,696	26,638	27,475

Diluted net income (loss) per share	$ 0.09	$ 0.13	$ (0.48)
Shares used in diluted per share calculation	29,106	28,333	27,475

Reconciliation of GAAP to Non-GAAP Financial Measures

Gross Margin:
GAAP gross profit	$ 24,491	$ 22,198	$ 18,328
Adjustments:
Chingis acquisition related inventory write up	492	-	-
Chingis intangible asset amortization	148	-	-
Si En intangible asset impairment	-	-	5,402
Total adjustments	640	-	5,402
Non-GAAP gross profit	25,131	22,198	23,730
Non-GAAP gross margin	32.9%	33.5%	32.7%

Operating income:
GAAP operating income (loss)	$ 3,379	$ 5,100	$ (9,862)
Adjustments:
Chingis acquisition related inventory write up	492	-	-
Chingis intangible asset amortization	339	-	-
Chingis acquisition expenses and charges	-	-	1,284
Si En intangible asset amortization and charge	-	404	291
Si En intangible asset impairment	-	-	14,330
Stock-based compensation expense	1,440	1,185	1,301
Total adjustments	2,271	1,589	17,206
Non-GAAP operating income	$ 5,650	$ 6,689	$ 7,344

Provision for income taxes:
On a GAAP basis	$ 1,159	$ 1,544	$ 1,108
Adjustments:
Non-cash tax expense	490	923	558
Total adjustments	490	923	558
Non-GAAP provision for income taxes	$ 669	$ 621	$ 550

Net income (loss) attributable to ISSI:
On a GAAP basis	$ 2,499	$ 3,790	$ (13,246)
Adjustments:
Chingis acquisition related inventory write up	492	-	-
Chingis intangible asset amortization	339	-	-
Chingis acquisition expenses and charges	-	-	1,284
Si En intangible asset amortization and charge	-	404	291
Si En intangible asset impairment	-	-	14,330
Stock-based compensation expense	1,440	1,185	1,301
Impairment of investment	-	-	2,327
Non-cash tax expense	490	923	601
Total adjustments	2,761	2,512	20,134
Non-GAAP net income	$ 5,260	$ 6,302	$ 6,888

Shares used in Non-GAAP net income per share:
Basic	27,696	26,638	27,475
Diluted	29,106	28,333	29,160

Non-GAAP net income per share:
Basic	$ 0.19	$ 0.24	$ 0.25
Diluted	$ 0.18	$ 0.22	$ 0.24

Integrated Silicon Solution, Inc.
Condensed Consolidated Balance Sheets
(In thousands)

	December 31,	September 30,
	2012	2012
	(unaudited)	(1)
ASSETS
Current assets:
Cash and cash equivalents	$ 79,797	$ 75,497
Restricted cash	-	-
Short-term investments	7,237	6,541
Accounts receivable, net	43,395	47,710
Inventories	69,270	66,964
Other current assets	19,445	21,204

Total current assets	219,144	217,916
Property, equipment and leasehold improvements, net	36,808	29,286
Purchased intangible assets, net	7,825	8,226
Goodwill	9,178	9,178
Other assets	59,460	52,465
Total assets	$ 332,415	$ 317,071

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$ 50,504	$ 44,705
Accrued compensation and benefits	6,221	9,420
Accrued expenses	8,160	11,133
Current portion of long-term debt	195	-

Total current liabilities	65,080	65,258

Long-term debt	4,680	-
Other long-term liabilities	5,441	5,478

Total liabilities	75,201	70,736

Commitments and contingencies

Stockholders' equity:
Common stock	3	3
Additional paid-in capital	332,043	330,473
Accumulated deficit	(87,547)	(90,046)
Accumulated comprehensive income	9,220	2,399

Total ISSI stockholders' equity	253,719	242,829

Noncontrolling interest	3,495	3,506

Total stockholders' equity	257,214	246,335
Total liabilities and stockholders' equity	$ 332,415	$ 317,071

(1) Derived from audited financial statements.

CONTACT: John M. Cobb, Chief Financial Officer, Investor Relations, +1-408-969-6600, ir@issi.com; or Leanne K. Sievers, Shelton Group, +1-949-224-3874, lsievers@sheltongroup.com